Exhibit 10.6

AOL Inc. Annual Bonus Plan – U.S.

2012

AOL INC. ANNUAL BONUS PLAN – U.S. (2012)	1

1.	Objective

The success of AOL Inc. (“AOL”), along with its subsidiaries and affiliates (together the “Company”), is to a great extent dependent on the caliber of its employees. The AOL Inc. Annual Bonus Plan is a critical tool in rewarding outstanding Company performance, individual performance and behaviors that contribute to the achievement of corporate objectives.

The AOL Inc. Annual Bonus Plan provides eligible employees (other than employees whose participation is governed by the AOL Inc. Annual Incentive Plan for Executive Officers (the “Executive AIP”) and Section 6 herein) with the opportunity to receive cash incentives based on the financial and operational performance of the Company as well as their own individual performance.

The guidelines provided in the AOL Inc. Annual Bonus Plan – U.S. are applicable generally to eligible employees of entities formed within the United States. The terms “ABP” and “this plan” as used herein refer to this plan document. A separate plan document governs the participation of eligible employees of entities formed outside the United States (the “International ABP”).

2.	Eligibility

Employees of AOL, or an AOL subsidiary or affiliate formed within the United States, with employee job grades A through J are eligible to participate in the ABP, subject to the terms of the ABP and the following conditions (each such employee, a “Participant”).

a.	Employees must be scheduled to work a minimum of 25 hours or more per week to be eligible to participate.

b.	Employees eligible to participate in any other Company cash incentive plan, including but not limited to the International ABP, sales incentive plans and bonus plans (e.g., the Patch Annual Bonus Plan, etc.) are not eligible to participate in the ABP.

c.	New employees who are hired on or after October 1 of a plan year are not eligible to participate in the ABP for such plan year.

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d.	Certain individuals, including but not limited to anyone classified by the Company as interns, fixed term employees, MBA interns, contractors, freelancers, bloggers and temporary workers, and any individuals who are not considered employees of the Company, are not eligible to participate in the ABP, unless required by state or local law. This list is not intended to be all inclusive and may be updated without prior notice. Additionally, any individual who is subject to the terms of or is a signatory to any contract, letter agreement, or other document that acknowledges his or her status as an independent contractor or who is not otherwise classified by the Company for U.S. federal payroll tax purposes as a common law employee is not eligible to participate in the ABP, even if such individual is later determined to be a common law employee.

e.	The eligibility of a Participant who is a participant in the Executive AIP will be determined pursuant to Section 6 of the Executive AIP.

f.	Notwithstanding anything to the contrary herein, an employee who meets the eligibility requirements set forth in this Section 2 shall, if so designated by the Company in its sole discretion, participate in the International ABP in lieu of this plan (notwithstanding the eligibility requirements set forth in the International ABP).

3.	Target Incentive

The ABP target incentive for Participants in job grades A through J is reflected as a percentage of such Participant’s annual base salary. If a Participant in grades A through J is a participant in the Executive AIP, then the applicable ABP target incentive for such Participant will be a component in the criteria used by the Compensation Committee of AOL Inc.’s Board of Directors (and any successor thereto) (the “Committee”) to apply negative discretion in determining the actual annual incentive payable to such Participant pursuant to the terms of the Executive AIP. No annual incentive payment will be made to a participant in the Executive AIP unless and until the performance goal specified in Section 3.2 of the Executive AIP is achieved.

Actual annual incentive payouts, if granted, with respect to a plan year will be calculated based on a Participant’s annual base salary rate as of December 31 of the plan year, in accordance with the administrative guidelines of the ABP.

4.	Performance Measures & Weighting

ABP target incentive payouts are calculated based on the following factors:

a.	For Participants who are the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the Chief Operating Officer (“COO”) or an Executive Vice-President (“EVP”), the Company’s financial and operational performance is weighted at 75%.

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b.	For Participants who are Senior Vice Presidents (each, an “SVP”) and below, the Company’s financial and operational performance is weighted at 50%.

c.	For Participants who are the CEO, CFO, COO or an EVP, individual performance, as measured against approved performance measures, is weighted at 25%.

d.	For Participants who are SVPs and below, individual performance as measured by a Participant’s overall rating in his or her annual performance review is weighted at 50%. Participants are rated on a performance scale against pre-determined individualized goals and may also be calibrated against other ratings within the EVP’s organization and/or against Company-wide performance standards. Employees in the lowest performance category (as determined by management in its sole discretion) will not be eligible for a bonus under this plan.

e.	With respect to a Participant who is a participant in the Executive AIP, the foregoing performance measures may be used by the Committee to apply negative discretion to determine the actual bonus payable to such Participant (as set forth in Section 3.4 of the Executive AIP); provided, however, that the Company has satisfied the performance goal specified in Section 3.2 of the Executive AIP.

5.	Funding

The Company’s total ABP funding is based on the Company’s operating income before depreciation and amortization (“Adjusted OIBDA”) and Free Cash Flow achievement level, excluding for each performance metric: (a) non-cash impairments of goodwill; intangible and fixed assets and investments; (b) gains and losses on sales of operating assets and investments; (c) externally expensed transaction costs and the direct impact related to mergers, acquisitions, investments or dispositions, as well as costs related to retention arrangements and contingent consideration related to such transactions; (d) amounts related to securities litigation, government investigations, natural disasters and terrorism; (e) restructuring charges or reductions in restructuring charges greater than $3 million; (f) reserves larger than $3 million established in connection with litigation, fraud investigations, tax audits and similar governmental proceedings; (g) recoveries greater than $3 million in litigation and similar proceedings; (h) gains or losses recognized from the forgiveness of debt; (i) the impact of current year changes to accounting standards and tax laws; (j) gains or losses related to the recognition of cumulative foreign currency translation adjustments; (k) non-cash equity based compensation; (l) any other extraordinary item under GAAP; and (m) the impact of taxes on the items described in (a) through (l). The Adjusted OIBDA and Free Cash Flow goals are determined at the beginning of each plan year by the Company, and are approved by the Committee.

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The ABP funding levels at various levels of the Company’s achievement are determined at the beginning of each plan year.

In general, both the Adjusted OIBDA and Free Cash Flow metrics must meet the minimum threshold associated with a targeted funding level in order for Participants to be eligible for a bonus payable at the targeted funding level. There is no guarantee of payout if the threshold is not met. Of the Company performance metrics, weight will be given to Adjusted OIBDA and Free Cash Flow as follows: Adjusted OIBDA – 70%; Free Cash Flow – 30%.

Generally, final ABP funding is at the discretion of the CEO, with the approval of the Committee; however, final ABP funding as to the CEO, the CFO, the COO and any employee subject to the Committee’s purview is also subject to approval of the Committee.

6.	Participation In The Executive AIP

This Section 6 will apply only to those Participants who are also participants in the Executive AIP, which determination will be made by the Committee. Only with respect to annual incentives payable to such Participants should the ABP be considered a sub-plan of the Executive AIP. The eligibility of such Participants will be determined pursuant to Section 5 of the Executive AIP and the performance goals for such Participants will be determined pursuant to Section 3 of the Executive AIP. In addition, this sub-plan for Participants who are participants in the Executive AIP will be administered in accordance with Section 4 of the Executive AIP. The method, timing and/or form of any annual incentive payouts to such Participants will be as set forth in the Executive AIP. Once the Committee determines in writing that performance goals have been achieved (pursuant to Section 3 of the Executive AIP), the Committee may use negative discretion to finalize the annual incentive payouts to such Participants, pursuant to the guidelines established under the ABP. Any capitalized terms used in this section (and throughout the ABP with respect to a Participant who is a participant in the Executive AIP) but not otherwise defined herein, in connection with determining the annual incentive payouts for such Participant only, will have the meaning set forth in the Executive AIP. In the event of a conflict between any term or provision contained in the ABP and a term or provision of the Executive AIP, with respect to a Participant who is a participant in the Executive AIP, the terms and provisions of the Executive AIP will govern and prevail.

7.	Administrative Guidelines

a.	The ABP is an annual bonus plan based on Company and individual performance from January 1, 2012 through December 31, 2012 (the “plan year”).

b.	Any payouts with respect to a plan year will be distributed once a year, no later than March 15th of the year immediately following the end of such plan year.

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c.	Bonus payouts, if any, under the ABP will be made to a Participant by his or her employer. Subject to Section 7(h) herein, Participants must be continuously employed by the Company on the date of payout in order to be eligible to receive a payout. A Participant whose employment with the Company has terminated, or who has received a notice of termination from the Company or delivered a notice of resignation to the Company, in each case on or prior to the date of payout, is not eligible to receive a payout, unless otherwise required by state or local law.

d.	Employees promoted or transferred into an ABP eligible position may participate in the ABP effective as of the first day they were employed in an ABP eligible position. The ABP payment will be prorated daily based on the length of time such employee works in the ABP eligible position during the plan year.

e.	Participants transferring from an ABP eligible position to non-ABP eligible positions will be eligible to receive an ABP payout, prorated on a daily basis for the portion of the plan year in which they were employed in an ABP eligible position, provided that the Company pays a bonus under the ABP to other Participants for that plan year.

f.	Participants who are promoted or transferred from one ABP bonus target level to another during the plan year will be eligible to receive an ABP payout, prorated on a daily basis based on the length of time at each ABP bonus target level during the year.

g.	A bonus payable under the ABP may not exceed 200% of a Participant’s bonus target.

h.	In the event a Participant dies during the plan year, the Participant’s beneficiaries will receive a prorated ABP payout based on the number of days the Participant spent in an ABP eligible position during such plan year. In addition, if a Participant dies after the end of the plan year, but before payout, the Participant’s beneficiaries will receive the full ABP payout, at target levels, if an ABP payout is approved for such plan year. Any such ABP payouts will be made at the same time as other payouts would otherwise be payable to Participants under the terms of the ABP.

i.	There is no guaranteed ABP payout. Any payments under the ABP are at the sole discretion of the Company.

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8.	Miscellaneous

a.	Participation in the ABP does not constitute a contract of employment or a contractual agreement for payout, and does not guarantee employment for any duration of time. Participation in the ABP in any plan year does not guarantee participation in any following plan year. All elements of the ABP are at the discretion of the Company. The Company reserves the right to modify, revoke, suspend, terminate, or disregard all plan practices, policies or procedures, in whole or in part, published or unpublished, at any time, with or without notice, unless otherwise required by state or local law. The ABP may, or may not, be renewed on a yearly basis, whether in whole or in part.

b.	Subject to Committee approval when required, the Company reserves the right to exercise discretion in calculating the ABP payout, and in setting or adjusting any values or factors used in the calculation of the ABP payout. Such discretion for Participants who are either participants in the Executive AIP and/or whose compensation must be reviewed and approved by the Committee resides solely with the Committee.

c.	In the event of any inconsistency or conflict between the provisions of any other communications and the terms of this plan document, the terms outlined in this plan document will prevail.

d.	Participants will not have the right to assign, pledge, or otherwise transfer any payments to which they may be entitled under the ABP.

e.	The Company reserves the right to deduct any moneys owed to the Company by a Participant from any payout under the ABP prior to distribution, unless state or local laws require otherwise.

f.	The Company will be entitled to withhold from any payment due to a Participant any and all applicable income and employment taxes.

g.	The ABP is intended to be exempt from Internal Revenue Code Section 409A (“Code Section 409A”) and shall be administered and interpreted accordingly. Notwithstanding any other provision of the ABP, if any provision of the ABP conflicts with the requirements of Code Section 409A, the requirements of Code Section 409A shall supersede any such provision. In no event will the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

h.	If any provision of the ABP shall be held to be void, invalid, illegal or unenforceable, in whole or in part, such provision shall be replaced with a provision that is as close as possible in effect to such invalid, illegal or unenforceable provision, and still be valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of the ABP shall not in any way be affected or impaired thereby.

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